Exhibit 10.2

SIGNATURE VERSION

PROJECT AUGUSTA/CONFIDENTIAL DOCUMENT

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is entered into as of April 14, 2014 (the “Effective Date”), by and between Motorola Solutions, Inc., a Delaware corporation (the “Seller”), and Zebra Technologies Corporation, a Delaware corporation (the “Purchaser”). Capitalized terms used in this Agreement but not otherwise defined herein have the meanings ascribed thereto in the Acquisition Agreement (as defined herein).

RECITALS

WHEREAS, the Seller, directly and through certain of its Affiliates, is engaged in the Business;

WHEREAS, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to acquire from the Seller, the Business, and in furtherance thereof, at each applicable Closing, the Seller will sell and assign, and will cause the other members of the Seller Group to sell and assign, to the Purchaser, directly and through certain of its Affiliates, and the Purchaser will purchase and assume, and will cause the other members of the Purchaser Group to purchase and assume, from the Seller Group, certain of the assets and liabilities of the Business, including all of the capital stock of the Acquired Companies, all on the terms and conditions set forth in that certain Master Acquisition Agreement of even date herewith (the “Acquisition Agreement”); and

WHEREAS, at each applicable Closing, certain employees of the Seller and certain of its Affiliates designated herein (other than the Acquired Companies) will be offered employment or employed by the Purchaser and/or certain of its Affiliates according to terms set forth herein, and employees of the Acquired Companies will remain employees of such Acquired Companies, and the parties desire to memorialize their respective agreements with respect thereto as further set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties and covenants set forth in this Agreement and the other Transaction Agreements, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, the following definitions apply:

1.1 “Acquired Company Plan” means an Employee Benefit Plan that is sponsored and maintained by an Acquired Company. Seller will provide as Schedule I a list of Acquired

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Company Plans, other than plans that involve participation that is required by applicable Law in government benefit schemes. A draft of Schedule I shall be provided by the Seller on the Effective Date listing the material Acquired Company Plans that are sponsored and maintained by Acquired Companies that employ thirty (30) or more Non-U.S. Employees. A final version of Schedule I shall be provided within thirty (30) days after the Effective Date. The Seller agrees to provide prompt notice to the Purchaser if any Employee Benefit Plan not identified on Schedule I will become an Acquired Company Plan between the Effective Date and the Initial Closing Date.

1.2 “Assumed Employment Liabilities” means the following Liabilities of the Seller or any of its Affiliates which will be assumed by the Purchaser pursuant to the Acquisition Agreement:

(a) other than the Excluded Incentive and Sales Plans Liabilities, all employment, benefits, and contractor Liabilities of the Acquired Companies; and

(b) the following Liabilities of the Seller and its Affiliates other than the Acquired Companies:

(i) all Liabilities relating to the employment of any Transferred Employee in respect of services performed on or after the applicable Purchaser Employment Date;

(ii) all Liabilities relating to the U.S. Employees and Non-U.S. Employees, regardless of whether such person becomes a Transferred Employee, arising out of any violations of Law by the Purchaser or its Affiliates in connection with the Contemplated Transactions;

(iii) all Liabilities relating to the termination of employment of any U.S. Employees by the Seller or any of its Affiliates that are incurred as a result of the Purchaser or its Affiliates providing such U.S. Employees offers of employment that do not comply with Sections 2.1 and 2.2;

(iv) all Liabilities relating to the termination of employment of any Non-U.S. Employees by the Seller or any of its Affiliates that are incurred as a result of the Purchaser or its Affiliates providing such Non-U.S. Employees offers of employment that do not comply with Section 3.1(a) and 3.2(a);

(v) fifty percent (50%) of all severance Liabilities that are incurred in connection with the termination of any Non-U.S. Employees as part of the Contemplated Transactions who, notwithstanding the compliance of Purchaser and its Affiliates with Sections 3.1(a) and 3.2(a) of this Agreement, (A) have a right as a matter of Law to payment of severance in connection with the transfer of their employment to the Purchaser or its applicable Affiliate or (B) in exercise of a legal right, object or refuse to consent to their transfer to the Purchaser or its Affiliates;

(vi) fifty percent (50%) of all Liabilities (including, but not limited to, any severance Liabilities) relating to the termination of service of any Contractor by the

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Seller or any of its Affiliates that are incurred as a result of the actions contemplated by Section 5.2 below;

(vii) all Liabilities relating to, or arising from, the provision of services by any Contractor whose engagement is transitioned to the Purchaser or any of its Affiliates pursuant to Section 5.2 below, for the period on or following the date of such transition (except to the extent arising from any material breach by the Seller of this Agreement relating to the provision of services by or transition of Contractors to the Purchaser or any of its Affiliates);

(viii) all Liabilities arising out of the failure of the Purchaser or its Affiliates, (A) in violation of the Purchaser’s or its Affiliates’ obligations under applicable Law, if any, to inform or consult any Purchaser Non-U.S. Employees, any Non-U.S. Employees, any Governmental Entity, or any employee representatives, or (B) to provide timely and accurate information in response to a specific request by any Affiliate of the Seller that is needed to inform or consult any Non-U.S. Employees, any Governmental Entity, or any employee representatives if such failure by the Purchaser or its Affiliates causes any Affiliate of Seller to violate its obligations under applicable Law;

(ix) all Liabilities imposed by a Governmental Entity and/or under applicable Law arising out of any difference between the terms and conditions of employment applicable to an In-Scope Employee immediately prior to the applicable Purchaser Employment Date and those applicable to that In-Scope Employee on and after the applicable Purchaser Employment Date;

(x) all Liabilities arising out of the Purchaser’s failure to comply with Section 3.6 hereof;

(xi) all Liabilities relating to any cash incentive compensation payable to any Transferred Employee in respect of services performed on or after the applicable Purchaser Employment Date;

(xii) all Liabilities for retention payments under the agreements with Transferred Employees that are identified on Schedule J as of the Effective Date and payable after the Purchaser Employment Date;

(xiii) any Liabilities transferring by Law, including but not limited to, Liabilities under certain pension and savings plans in Germany relating to Transferred Employees that are required under applicable Law to transfer to Purchaser or its Affiliates; and

(xiv) any other Liabilities for which the Purchaser is responsible pursuant to the terms of this Agreement.

1.3 “Cause” means, as determined by the Purchaser, termination of a Transferred Employee’s employment with the Purchaser and its Affiliates because of the Transferred Employee’s: (a) material breach of an agreement to which the Transferred Employee and the Purchaser or one of its Affiliates are parties, as determined by the Purchaser in good faith; (b) a

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material violation of a policy of the Purchaser or any of its Affiliates, regardless of whether within or outside of his or her authority; (c) willful or intentional misconduct, gross negligence, or dishonest, fraudulent, or unethical behavior, or other conduct involving serious moral turpitude, in the performance of the Transferred Employee’s duties; (d) dishonesty, theft or conviction of any crime or offense involving money or property of the Purchaser or any of its Affiliates; (e) breach of any fiduciary duty owing to the Purchaser or any of its Affiliates; (f) unauthorized disclosure or dissemination of confidential information; or (g) conduct that is, or could reasonably be expected to be, materially harmful to the Purchaser or any of its Affiliates, as determined by the Purchaser in good faith.

1.4 “Continuation Period” means with respect to each Transferred Employee, the period beginning on the Transferred Employee’s applicable Purchaser Employment Date and continuing until the one-year anniversary of such date or, if earlier, the date such Transferred Employee’s employment terminates with the Purchaser, Acquired Company or any of their Affiliates.

1.5 “Contractor” means a non-employee individual who is providing services exclusively to the Business pursuant to a written agreement between such individual (or such individual’s employer) and Seller or one of its Affiliates at a location of the Seller or one of its Affiliates (including the Acquired Companies) at a customer location or at a customer-designated location. The written agreements that set forth the terms and conditions of the Contractors’ service to the Business are identified on Schedule K. The Seller agrees that it will provide to the Purchaser an initial draft of Schedule K prior to the Effective Date and will provide a finalized version as of the Effective Date within thirty (30) days after the Effective Date.

1.6 “Controlled Group Member” means, as to the Seller or the Purchaser or any of their respective Subsidiaries, any other entity which either is part of a controlled group of corporations which includes that party or is a trade or business under common control with that party, as defined in Sections 414(b) and (c) of the Code.

1.7 “Effective Date” means the date of this Agreement.

1.8 “Eligible Inactive Employee” means each U.S. Employee and Non-U.S. Employee on an approved leave of absence who has a right to job reinstatement as a matter of Law or pursuant to the policies of the Seller or its Affiliates (including the Acquired Companies); provided, however, that a Non-U.S. Employee will not be designated an Eligible Inactive Employee unless applicable Law prohibits transferring his or her employment to the Purchaser or one of its Affiliates until such Non-U.S. Employee’s return to work. Eligible Inactive Employees shall be identified as such on Schedules A and B hereto.

1.9 “Employee Benefit Plan” means the following:

(a) any plan, fund or program which provides health, medical, surgical, hospital or dental care or other welfare benefits, or benefits in the even of sickness, accident or disability, or death benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services;

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(b) any plan, fund, or program which provides retirement income to employees or which allows for or results in a deferral of income by employees for periods extending to the termination of covered employment or beyond;

(c) any plan, fund or program which provides severance, unemployment, vacation or fringe benefits (including dependent and health care flexible spending accounts);

(d) any incentive compensation plan, commission plan, deferred compensation plan, stock option or stock-based incentive or compensation plan, or stock purchase plan;

(e) any other “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and any other “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA; or

(f) any other material written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits including, without limitation, insurance coverage, severance benefits, disability benefits, fringe benefits, pension or retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

1.10 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.11 “Excluded Employment Liabilities” means, except to the extent constituting Assumed Employment Liabilities, all Liabilities relating to the subject matters covered by this Agreement which will be retained by the Seller Group pursuant to the Acquisition Agreement, including the following Liabilities:

(a) the Excluded Incentive and Sales Plan Liabilities of the Acquired Companies; and

(b) the following Liabilities of the Seller and its Affiliates other than the Acquired Companies:

(i) all Liabilities relating to the employment of any Person who is not an In-Scope Employee;

(ii) all Liabilities relating to the employment of any In-Scope Employee prior to the applicable Purchaser Employment Date (if any) for such In-Scope Employee or the engagement of and provision of services by any Contractor prior to the date such Contractor is transitioned to the Purchaser or its Affiliates (if transitioned);

(iii) all Liabilities relating to, or arising from, any violations of Law by the Seller or its Affiliates in connection with the employment or termination of employment or engagement or termination of engagement by the Seller or any of its Affiliates of any Person, including any In-Scope Employee, Eligible Inactive Employee or Contractor;

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(iv) all Liabilities relating to, or arising from, any U.S. Employee or Non-U.S. Employee who is an Eligible Inactive Employee and who does not become a Transferred Employee;

(v) fifty percent (50%) of all severance Liabilities that are incurred in connection with the termination of any Non-U.S. Employees as part of the Contemplated Transactions who, notwithstanding the compliance of Purchaser and its Affiliates with Sections 3.1(a) and 3.2(a) of this Agreement, (A) have a right as a matter of Law to payment of severance or termination benefits in connection with the transfer of their employment to the Purchaser or its applicable Affiliate, or (B) in exercise of a legal right, object or refuse to consent to their transfer to the Purchaser or its Affiliates;

(vi) fifty percent (50%) of all Liabilities (including, but not limited to, any severance Liabilities) relating to the termination of service of any Contractor by the Seller or any of its Affiliates that are incurred as a result of the actions contemplated by Section 5.2 below;

(vii) all Liabilities relating to or arising under or in connection with any Equity Award, Seller U.S. Plan, any Seller Non-U.S. Plan and any other benefit or compensation plan, program, agreement or arrangement at any time sponsored, maintained, contributed to or required to be contributed to by the Seller, any of its Controlled Group Members, or any of their Affiliates;

(viii) all Liabilities relating to any cash incentive compensation payable to any Transferred Employee in respect of services performed prior to the applicable Purchaser Employment Date, including, but not limited to, the Excluded Incentive and Sales Plan Liabilities;

(ix) the prorated portion of the Statutory Bonus Payments as set forth in Section 3.5 and any other Liabilities for which the Seller or any of its Affiliates is responsible pursuant to the terms of this Agreement; and

(x) any other Liabilities relating to the employment or termination of employment of any Person that are not specifically assumed by the Purchaser or its Affiliates under the terms of this Agreement.

1.12 “Excluded Incentive and Sales Plan Liabilities” means Liabilities (as set forth in Section 4.1) under the Motorola Solutions Annual Incentive Plan, the Motorola Solutions Long Range Incentive Plan, and the Motorola Solutions Sales Incentive Plan (the “Seller Incentive and Sales Plans”) payable or which becomes payable in accordance with the terms of such plans to any Transferred Employee in respect of services performed prior to the applicable Purchaser Employment Date and as set forth in Section 4.1.

1.13 “In-Scope Employees” means the U.S. Employees and the Non-U.S. Employees.

1.14 “Internal Revenue Service” means the United States Internal Revenue Service.

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1.15 “Non-U.S. Employee” means each employee of an Acquired Company on a non-U.S. payroll and each employee of the Seller or of any of its Affiliates (other than an Acquired Company) on a non-U.S. payroll who is employed in or primarily assigned to the Business and who is listed on Schedule B hereto, an initial version of which shall have been provided by the Seller to the Purchaser prior to the Effective Date and the final version of which shall be provided within ten (10) days after the applicable Purchaser Employment Date. The Seller agrees that it will provide to the Purchaser updated draft versions of Schedule B from time to time (but no less frequently than once per month) between the Effective Date and the applicable Purchaser Employment Date. At the same time that it provides initial or subsequent drafts of Schedule B hereto, the Seller will provide Purchaser with information about the base pay or salary of each individual identified on the schedule.

1.16 “Non-U.S. Transferred Employee” means each Non-U.S. Employee who is an employee of an Acquired Company on a non-U.S. payroll on the relevant Closing Date for that Acquired Company and each other Non-U.S. Employee who accepts an offer of employment from, or otherwise by the operation of Law becomes an employee of, the Purchaser or an Affiliate of the Purchaser, as contemplated by Section 3.1 hereof and whose employment does not terminate prior to the date that would have been such Non-U.S. Employee’s Purchaser Employment Date. Each Non-U.S. Transferred Employee will be listed on Schedule D hereto, completed by the Purchaser as soon as reasonably practicable after each applicable Purchaser Employment Date but in any event no later than thirty (30) days after such date.

1.17 “Purchaser Employment Date” means (a) for each U.S. Employee (other than an employee of an Acquired Company), the date on which such U.S. Employee becomes a U.S. Hired Employee in accordance with Section 2.1 hereof, (b) for each Non-U.S. Employee (other than an employee of an Acquired Company), the date on which such Non-U.S. Employee in a particular country will become a Non-U.S. Transferred Employee in accordance with Section 3.1 hereof, or (c) for each Contractor, the date on which such Contractor commences providing services to the Purchaser (or any of its Affiliates) in accordance with Section 5.2 hereof. Unless otherwise agreed in writing by the parties, the Purchaser Employment Date for each of the foregoing shall be the day immediately following the applicable Closing Date. For the avoidance of doubt, the “Purchaser Employment Date” for each U.S. Employee, Non-U.S. Employee and Contractor of an Acquired Company will be the applicable Closing Date with respect to the transfer of such Acquired Company.

1.18 “Purchaser Non-U.S. Employee” means any employee of the Purchaser or of an Affiliate of the Purchaser on a non-U.S. payroll other than a Non-U.S. Transferred Employee.

1.19 “Purchaser Non-U.S. Plans” means the Purchaser’s or its Affiliates’ Employee Benefit Plans under which any of the Non-U.S. Transferred Employees may be eligible to participate following the applicable Purchaser Employment Date in accordance with Section 3.2, which are set forth and identified as such on Schedule H hereto. The Purchaser will prepare and provide to the Seller an initial version of Schedule H within sixty (60) days after the Effective Date, and a finalized version thereof no later than thirty (30) days prior to the applicable Purchaser Employment Date.

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1.20 “Purchaser U.S. Employee” means any employee of the Purchaser on a U.S. payroll other than a U.S. Hired Employee.

1.21 “Purchaser U.S. Plans” means the Purchaser’s Employee Benefit Plans under which any of the U.S. Hired Employees may be eligible to participate following the applicable Purchaser Employment Date in accordance with Section 2.2, which are set forth and identified as such on Schedule G hereto. The Purchaser will prepare and provide to the Seller an initial version of Schedule G as of the Effective Date, and an updated version thereof no later than sixty (60) days after the Effective Date.

1.22 “Seller Non-U.S. Plans” means the Employee Benefit Plans of the Seller or of its Affiliates (other than any Acquired Company Plans) (a) in which any of the Non-U.S. Transferred Employees have been eligible to participate as of the date Schedule F is provided as described below or (b) with respect to which any of the Non-U.S. Transferred Employees constituted an employee group covered thereunder as of such date even if not yet participating thereunder until completion of all applicable eligibility requirements. Such plans will be set forth and identified on Schedule F hereto. The Seller will prepare and provide to the Purchaser an initial version of Schedule F as of the Effective Date, and an updated version thereof no later than forty-five (45) days before the applicable Purchaser Employment Date (or such earlier date as may be required in order for the Purchaser or its Affiliates to make an offer of employment to any of the employees listed on Schedule B in accordance with Section 3.2(a)).

1.23 “Seller U.S. Plans” means the Employee Benefit Plans of the Seller or any of its Affiliates (other than any Acquired Company Plans) (a) in which any of the U.S. Hired Employees have been eligible to participate as of the date Schedule E is provided as described below or (b) with respect to which any of the U.S. Hired Employees constituted an employee group covered thereunder as of such date even if not yet participating thereunder until completion of all applicable eligibility requirements. Such plans will be set forth and identified as such on Schedule E hereto. The Seller will prepare and provide to the Purchaser an initial version of Schedule E as of the Effective Date, and an updated version thereof no later than forty-five (45) days before the applicable Purchaser Employment Date (or such earlier date as may be required in order for the Purchaser or its Affiliates to make an offer of employment to any of the employees listed on Schedule A in accordance with Section 2.2).

1.24 “Statutory Bonus Payments” means cash bonus-type payments that are required by applicable Law to be paid to Non-U.S. Transferred Employees in the course of their employment (as well as any policy-based enhancements to such payments) and include, but are not limited to, Christmas bonuses, 13th month payment bonuses, vacation premium payments, savings fund distributions, profits sharing distributions, and similar payments.

1.25 “Transferred Employees” means the U.S. Hired Employees and the Non-U.S. Transferred Employees.

1.26 “U.S. Employee” means each employee of an Acquired Company on a U.S. payroll and each employee of the Seller or an Affiliate of the Seller (other than an Acquired Company) on a U.S. payroll who is employed in or primarily assigned to the Business and who is listed on Schedule A hereto, an initial version of which shall have been provided by the Seller

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to the Purchaser prior to the Effective Date and the final version of which shall be provided within ten (10) days after the applicable Purchaser Employment Date. The Seller agrees that it will provide to the Purchaser updated draft versions of Schedule A from time to time (but no less frequently than once per month) between the Effective Date and the applicable Purchaser Employment Date. At the same time that it provides initial or subsequent drafts of Schedule A hereto, the Seller will provide Purchaser with information about the base pay or salary of each individual identified on the schedule.

1.27 “U.S. Hired Employee” means each U.S. Employee who is an employee of an Acquired Company on a U.S. payroll and each other U.S. Employee who accepts an offer of employment extended by the Purchaser or an Affiliate of the Purchaser as provided in Section 2.1 hereof and whose employment does not terminate prior to the date that would have been such U.S. Employee’s Purchaser Employment Date. Each U.S. Hired Employee will be listed on Schedule C hereto to be completed by the Purchaser as soon as reasonably practicable after each applicable Purchaser Employment Date but in any event no later than thirty (30) days after such date.

ARTICLE 2

U.S. HIRED EMPLOYEE MATTERS

2.1 U.S. Hired Employees.

(a) Within forty-five (45) days following the Effective Date (or as the parties may otherwise agree) (the “Offer Deadline”), the Purchaser will extend a written offer of employment to each U.S. Employee (other than any Eligible Inactive Employee and any employee of an Acquired Company) who is employed as of the date such offer is extended. Effective as of the Purchaser Employment Date, the Purchaser will hire each such U.S. Employee who timely accepts the offer of employment extended by the Purchaser. An offer of employment extended by the Purchaser or its Affiliates to a U.S. Employee in accordance with the foregoing provisions of this Section 2.1 will be for a position with job duties substantially similar to the job duties of the position held by such U.S. Employee immediately prior to the Initial Closing Date. The offers extended by the Purchaser to a U.S. Employee will comply with the other sections of this Article 2 (including, but not limited to, Sections 2.2 and 2.5). For the avoidance of doubt, any U.S. Employees of an Acquired Company will remain employees of such Acquired Company as of the Purchaser Employment Date.

(b) If any Eligible Inactive Employee (other than any employee of an Acquired Company) on a U.S. payroll becomes eligible to return to active work status within 180 days after the Initial Closing Date (or such later time to the extent required by applicable Law), and at a time when he or she would be entitled to reemployment under either applicable Law or the Seller’s policies and procedures in existence immediately prior to the Initial Closing Date as disclosed on Schedule E hereto, the Purchaser will extend an offer of employment as described in Section 2.1(a) hereof to such person within three (3) Business Days after the Purchaser’s first being notified in writing by the Eligible Inactive Employee, or the Seller on his/her behalf, of such person’s becoming eligible to work, and any such person who accepts such an offer will be treated as a U.S. Hired Employee as of his or her date of hire by the Purchaser (which date of hire will be specified in the written offer from the Purchaser to the Eligible Inactive Employee

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and which date of hire will be substituted for the “Purchaser Employment Date” as to that U.S. Hired Employee for all purposes of this Agreement). An Eligible Inactive Employee who is offered employment by the Purchaser under this Section 2.1(b) will be entitled to a position with job duties substantially similar to the job duties of the position held by the Eligible Inactive Employee immediately prior to the Effective Date (but taking into account any material changes to such position or its job duties made in the Ordinary Course prior to the Purchaser Employment Date) or with such different job duties as required by applicable Law, unless neither applicable Law, nor the Seller’s policies and procedures disclosed on Schedule E, respectively, would require or have entitled the Eligible Inactive Employee to a position with substantially similar (or any different) job duties upon return from leave. Notwithstanding the foregoing, the Seller agrees that any current or former employee of the Business (including any U.S. Employee but not including any employee of an Acquired Company) who (i) as of the applicable Closing Date is receiving or entitled to receive short-term disability benefits and who subsequently becomes eligible to receive long-term disability benefits without returning to work, or (ii) as of the applicable Closing Date is receiving or entitled to receive long-term disability benefits, shall become eligible or continue to be eligible, as applicable, to receive such benefits under a Seller U.S. Plan that provides disability benefits until such employee is no longer disabled or such benefits cease under the applicable plan.

(c) Notwithstanding the foregoing, and except as may be otherwise agreed to in writing between the parties or prohibited by applicable Law, for a period of one year following the Initial Closing Date, neither party nor any of their Affiliates will employ (or engage as an independent contractor or consultant) (i) any U.S. Employee who refuses the offer of employment extended by the Purchaser pursuant to this Section 2.1, or (ii) any person who would have been a U.S. Employee had his or her employment with the Seller or one of its Affiliates (including the Acquired Companies) not terminated between the Effective Date and the Purchaser Employment Date.

(d) The Seller and its Affiliates shall not, without the advance written consent of the Purchaser, (i) during the period commencing on the Initial Closing Date and ending on the first anniversary thereof, either directly or indirectly solicit for employment or hire any U.S. Employee, (ii) during the period commencing on the Effective Date and ending on the Initial Closing Date, either directly or indirectly solicit any U.S. Employee for continued or alternative employment with the Seller or any of its Affiliates following the Initial Closing Date, or (iii) during the period commencing on the Effective Date and ending on the first anniversary of the Initial Closing Date, either directly or indirectly solicit for employment or hire any of the Purchaser’s employees with whom the Seller and its Representatives had direct contact with or was made aware of in connection with the negotiation of the Contemplated Transactions, unless the employment of such U.S. Employee or other employee is involuntarily terminated by the Purchaser or its Affiliates without Cause prior to such action by the Seller or any of its Affiliates; provided, however, that nothing in this Section 2.1(d) shall prevent the Seller or any of its Affiliates from (i) hiring any such employee who responds to an advertisement or general solicitation (including through recruiting firms or similar engagements) that is not specifically targeted at such employee or at employees of the Purchaser and its Affiliates generally or (ii) making any such general solicitation.

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(e) During the period commencing on the Effective Date and ending on the first anniversary of the Initial Closing Date, the Purchaser and its Affiliates shall not, without the advance written consent of the Seller, either directly or indirectly solicit for employment or hire (i) any employee of the Seller with a title of Vice President or higher, (ii) any employee of Seller or any of its Affiliates with whom the Purchaser or its Representatives had direct contact with or was made aware of in connection with the negotiation of the Contemplated Transactions (other than a U.S. Employee), unless the employment of such Seller employee is involuntarily terminated by the Seller or any of its Affiliates without Cause prior to such action by the Purchaser or its Affiliates; provided, however, that nothing in this Section 2.1(e) shall prevent the Purchaser or its Affiliates from (i) hiring any such employee who responds to an advertisement or general solicitation (including through recruiting firms or similar engagements) that is not specifically targeted at such employee or at employees of the Seller and its Affiliates generally or (ii) making any such general solicitation.

(f) If any U.S. Hired Employee is hired by any Affiliate of the Purchaser, then that Affiliate will be bound by (and the Purchaser will cause that Affiliate to honor) all of the provisions of this Agreement that would have applied to the Purchaser with respect to that U.S. Hired Employee.

2.2 Compensation and Benefits. The Purchaser or any of its Affiliates will provide to each U.S. Hired Employee (or cause the Acquired Companies to provide to each U.S. Hired Employee) as follows:

(a) for the Continuation Period, compensation at a base wage or base salary rate (including the impact of any Ordinary Course promotion approved by the Seller and disclosed to the Purchaser prior to the Purchaser Employment Date), and any applicable variable pay rate (e.g., shift differential pay), which will not be less than the base wage or base salary rate and any applicable variable pay rate provided to the U.S. Hired Employee by the Seller or Acquired Company immediately prior to the applicable Purchaser Employment Date (the “Seller U.S. Compensation Level”);

(b) during the period beginning on the applicable Purchaser Employment Date and ending the last day of the 2015 calendar year (or, if longer, the Continuation Period), with target annual and long-term incentive opportunities or other additional compensation opportunities substantially comparable in the aggregate to the target annual and long-term incentive opportunities or other compensation opportunities for which the U.S. Hired Employee was eligible immediately prior to the applicable Purchaser Employment Date;

(c) during the period beginning on the applicable Purchaser Employment Date and ending on the last day of the month in 2015 when the Purchaser grants annual equity awards to participants in the Zebra Technologies Corporation 2011 Long-Term Incentive Plan (or such other Employee Benefit Plan maintained by the Purchaser or its Affiliates under which equity awards may be granted), with equity awards or cash compensation (or a combination thereof) that are of equivalent value to the unvested equity compensation grant(s) held by the U.S. Hired Employee immediately prior to the applicable Purchaser Employment Date; and

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(d) during the Continuation Period, with comparable medical benefits to the medical benefits provided under the Seller U.S. Plans and other employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding for this purpose any defined benefit pension, nonqualified deferred compensation, severance, vacation or paid time off, equity-based and retiree welfare plans or benefits) provided under the Seller U.S. Plans, provided in each case that such Seller U.S. Plans are set forth in Schedule E hereto; provided, however, that the Purchaser and its Affiliates shall not be required to provide an Employee Benefit Plan that is substantially comparable to the Motorola Solutions Pension Plan or the Motorola Solutions Post-Employment Health Benefits Plan or that provides defined benefit pension benefits or post-termination or retiree health or welfare benefits to any Person. Nothing in this Section 2.2 shall require the Purchaser or any of its Affiliates to continue any specific employee benefit plan, program, arrangement or policy (including any Acquired Company Plans) during the Continuation Period or for any period thereafter.

2.3 Severance. If any U.S. Hired Employee is terminated by the Purchaser or an Acquired Company (other than for Cause) during the Continuation Period, the Purchaser will provide (or cause to be provided to) such employee with whichever of the following would provide him or her with the greatest level of severance allowances and benefits, in each case crediting such employee for his or her service with the Seller and its Affiliates (including the Acquired Companies) prior to the Purchaser Employment Date in accordance with Section 2.5 hereof: (a) for any U.S. Hired Employee who would have been eligible under the Motorola Solutions Involuntary Severance Plan as in effect on the Effective Date (the “Seller Severance Plan”), the severance allowances and benefits that would have been provided under the Seller Severance Plan to an employee with the U.S. Hired Employee’s years of service as of the date of his or her termination from Purchaser or an Acquired Company; (b) for any U.S. Hired Employee who would have been eligible under the Motorola Solutions, Inc. 2011 Executive Severance Plan (the “Executive Severance Plan”) as in effect on the Effective Date, the severance allowance and benefits that would have been provided under the Executive Severance Plan to an employee with the U.S. Hired Employee’s years of service as of the date of his or her termination from Purchaser or an Acquired Company, or (c) the severance allowances and benefits as may be available under the Purchaser’s severance benefit plan or program. For purposes of this Agreement, a transfer to be effective within one year after the Purchaser Employment Date of a U.S. Hired Employee’s primary workplace to a location more than fifty (50) miles from the U.S. Hired Employee’s prior primary workplace (i) if accepted, will entitle the U.S. Hired Employee to relocation benefits from the Purchaser commensurate with the relocation benefits available under the relocation policy of the Purchaser or its Affiliates, as applicable, in effect at the time of such relocation or (ii) if refused (resulting in the termination of the U.S. Hired Employee’s employment with the Purchaser and any of its Affiliates), will be treated as a termination of employment other than for Cause and entitle the U.S. Hired Employee to the severance allowance and benefits provided under this Section 2.3.

2.4 Paid Time Off. Until the Purchaser Employment Date, the Seller U.S. Plan that provides employees with base pay remuneration for days of absence from work (the “Paid Time Off”) will continue to apply to all U.S. Employees. Thereafter, through the last day of the calendar year that includes the Purchaser Employment Date, the Purchaser will assume and fulfill (or cause to be assumed and fulfilled), in a timely manner, all the Seller’s or the Acquired Company’s obligations related to the U.S. Hired Employees under the Seller U.S. Plan that is a

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Paid Time Off policy, including allowing U.S. Hired Employees to use and be paid for their accrued but unused Paid Time Off from their prior employment with the Seller or Acquired Company (as recognized and available under the Seller U.S. Plan that is a Paid Time Off policy) even after the Purchaser Employment Date. The Seller will provide to the Purchaser, within five (5) days after each applicable Purchaser Employment Date, a schedule showing the amount of accrued but unused Paid Time Off for each U.S. Hired Employee as of the applicable Purchaser Employment Date. For calendar years beginning after the Purchaser Employment Date, U.S. Hired Employees’ entitlement to Paid Time Off will be accrued and used in accordance with the Purchaser’s own Paid Time Off policy applicable to similarly situated employees; provided, that for the first calendar year beginning after the applicable Purchaser Employment Date, each such U.S. Hired Employee will be entitled to no less Paid Time Off for such year than that to which he or she would have been entitled for the calendar year that included the Purchaser Employment Date under the Paid Time Off policy of the Seller as in effect immediately prior to the Purchaser Employment Date (and disclosed as a Seller U.S. Plan on Schedule E). For purposes of this Section 2.4, references to the Seller U.S. Plan that is a Paid Time Off policy will be deemed to apply only to the provisions thereof dealing with vacation time.

2.5 Service Credit. The Purchaser will provide each U.S. Hired Employee with full credit for purposes of eligibility and vesting under the Purchaser U.S. Plans, as well as for determining level of benefits under any Purchaser paid time off and severance plans or policies, for pre-Purchaser Employment Date (a) service with the Seller and its Affiliates (including, without limitation, their Controlled Group Members) and (b) service credited under the comparable Seller U.S. Plans for employment other than with the Seller and its Affiliates (including, without limitation, their Controlled Group Members) to the extent such service under (a) and (b) was credited under the comparable Seller U.S. Plans for the same purpose, and the Purchaser U.S. Plans will be amended, to the extent necessary, to provide that credit; provided, however, that in no event will the Purchaser be required to provide any service credit to any U.S. Hired Employee to the extent the provision of such credit would result in any duplication of benefits or to the extent Purchaser U.S. Employees would not be entitled to consideration of their prior service with Purchaser or any of its Affiliates upon commencing participation in the applicable Purchaser U.S. Plan.

2.6 401(k) Plan. Immediately prior to the Purchaser Employment Date, the U.S. Hired Employees will cease to be eligible for allocation of contributions attributable to compensation paid for services on and after the Purchaser Employment Date under the Motorola Solutions 401(k) Plan (the “Seller 401(k) Plan”) and, upon the Purchaser Employment Date, will be eligible for distribution of account balances under the Seller 401(k) Plan, including any loan promissory notes, as “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code). Prior to the Purchaser Employment Date, all accounts under the Seller 401(k) Plan of the U.S. Hired Employees shall be fully vested and nonforfeitable and Seller or any of its Affiliates shall make all employer contributions that would have been made on behalf of the U.S. Hired Employees had the Contemplated Transactions not occurred, regardless of any service or end of year employment requirements, but pro-rated for the portion of the plan year that ends on the Purchaser Employment Date. No later than the first day of the month following the month in which the Purchaser Employment Date occurs, the U.S. Hired Employees will be eligible to commence participation in the Zebra Technologies Corporation Profit Sharing and Savings Plan (the “Purchaser 401(k) Plan”). Any service requirements contained in the Purchaser 401(k) Plan with

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respect to eligibility to participate generally will be waived for U.S. Hired Employees who immediately prior to the Purchaser Employment Date were eligible to participate or share in employer contributions, respectively, under the Seller 401(k) Plan. The Purchaser will cause the Purchaser 401(k) Plan and the Seller will cause the Seller 401(k) Plan to be amended, to the extent necessary, to satisfy the requirements of this Section 2.6.

2.7 Nonqualified Deferred Compensation. Prior to the Purchaser Employment Date, the Seller shall vest the interest of each U.S. Hired Employee participating in any Seller U.S. Plan that is a nonqualified deferred compensation plan and shall, at such times as the plan otherwise would provide, accrue benefits that would have accrued on behalf of the U.S. Hired Employees had the Contemplated Transactions not occurred, regardless of any service or end of year employment requirements, but pro-rated for the portion of the plan year that ends on the Purchaser Employment Date. The Seller will cause the applicable Seller U.S. Plans to be amended, to the extent necessary, to satisfy the requirements of this Section 2.7. The timing of contribution, payment or distribution of any compensation to which any participant is entitled under any nonqualified deferred compensation plan contemplated by this Section 2.7 will occur upon such time as provided in the applicable Seller U.S. Plan.

2.8 Medical, Dental, and Vision Plans; Disability Plan. Commencing on the applicable Purchaser Employment Date, the Purchaser will provide each U.S. Hired Employee with the option to elect medical, dental, and vision coverage (other than any retiree welfare benefit coverage) and to be covered (to the extent elected), effective as of the first day of the calendar month after which that Purchaser Employment Date occurs, under one or more of the Purchaser U.S. Plans that are medical plan(s), dental plan(s), and vision plan(s) (the “Purchaser Medical Plan(s),” the “Purchaser Dental Plan(s),” and the “Purchaser Vision Plan(s),” respectively) that are listed on Schedule G hereto and subject to Section 2.2(d) hereof. The Purchaser Medical Plan(s), the Purchaser Dental Plan(s), and the Purchaser Vision Plan(s) will not apply any pre-existing condition limitations on the coverage of U.S. Hired Employees to the extent such limitations would not have applied to the U.S. Hired Employees under the Seller U.S. Plans providing medical, dental and vision benefits to the U.S. Hired Employees immediately prior to the Purchaser Employment Date. The Purchaser will credit, or will cause its applicable Affiliate to credit, U.S. Hired Employees who were enrolled in the Seller U.S. Plans that are medical, dental, and/or vision plan(s) immediately prior to the Purchaser Employment Date with the deductibles and co-pay amounts credited to those U.S. Hired Employees thereunder for the current plan year that includes the Purchaser Employment Date under the Purchaser Medical Plans. Subject to the foregoing, the U.S. Hired Employees will remain covered under and the Seller will remain liable for all eligible expenses incurred by the U.S. Hired Employees under the Seller U.S. Plans that are medical, dental, and vision plans (in which the U.S. Hired Employees participate immediately prior to the Purchaser Employment Date) through the last day of the calendar month in which the Purchaser Employment Date occurs (or the last day of the month immediately prior to the Purchaser Employment Date if the Purchaser Employment Date occurs on the first day of a month), whether or not such claims are reported on or after such date (as long as they are reported prior to the last date when such claims can be made under the applicable Seller plan). The Purchaser will cause the Purchaser Medical Plan(s), the Purchaser Dental Plan(s), and the Purchaser Vision Plan(s) to be amended, to the extent necessary, to satisfy the requirements of this Section 2.8. The Seller shall be exclusively responsible for complying with COBRA and all Liabilities under or relating to COBRA with

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respect to (a) M&A qualified beneficiaries (as such term is defined in Section 54.4980B-9 of the Treasury Regulations) and (b) any of Seller’s or any of its Affiliates’ employees (including the U.S. Employees) and their beneficiaries by reason of any such Person’s qualifying event (within the meaning of COBRA) occurring at or prior to the Closing, and the Purchaser shall not have any Liability to provide notice of or coverage under COBRA to any such Person.

2.9 Health Reimbursement Plan and Dependent Care Plan.

(a) Immediately prior to the Purchaser Employment Date, the U.S. Hired Employees will cease to contribute to the Seller U.S. Plan that is a health flexible spending account plan and the Seller U.S. Plan that is a dependent care expense account plan (the “Seller’s FSA and DCA Plans”), both designed to comply with Section 125 of the Code, in accordance with the respective terms of such plans. The Seller’s FSA and DCA Plans will reimburse the U.S. Hired Employees for those claims (if any) incurred prior to the Purchaser Employment Date, in accordance with the respective terms of such plans. Credits will be made to any U.S. Hired Employee’s accounts under the Seller’s FSA and DCA Plans for compensation earned before the Purchaser Employment Date, but not for compensation earned after the Purchaser Employment Date.

(b) U.S. Hired Employees who elect to participate in the Seller’s FSA and/or DCA Plans for the plan year in which the Purchaser Employment Date occurs will become participants in the Purchaser U.S. Plan that is a health flexible spending account plan and the Purchaser U.S. Plan that is a dependent care expense account plan (the “Purchaser’s FSA and DCA Plans”) as if their participation in the Purchaser’s FSA and DCA Plans had been continuous from January 1 of such plan year, and at the same level of coverage elected under the Seller’s FSA and DCA Plans, except that U.S. Hired Employees who continue participation in the Seller’s FSA Plan on and after the Purchaser Employment Date (for example, by election of COBRA continuation coverage) will not be covered by the Purchaser’s FSA Plan for such plan year. Each U.S. Hired Employee will be reimbursed for medical and dependent care expenses incurred by such U.S. Hired Employee at any time during such plan year (including claims incurred before the Purchaser Employment Date), up to the amount of the elections made by each U.S. Hired Employee under the Seller’s FSA and DCA Plans for such plan year, reduced by amounts previously reimbursed by the Seller pursuant to the Seller’s FSA and DCA Plans in such plan year. The Purchaser will cause the Purchaser’s FSA and DCA Plans to be amended, to the extent necessary, to satisfy the requirements of this Section 2.9. To effectuate the foregoing, as soon as administratively practicable after the Purchaser Employment Date, the Seller will notify the Purchaser whether the amounts of the account balances (if any) under the Seller’s FSA and DCA Plans are positive or negative in the aggregate immediately prior to the Purchaser Employment Date (after taking into account claims incurred but not yet paid that, because of administrative considerations as determined by the Seller in its discretion, will be paid from the Seller’s FSA and DCA Plans), and the Seller will pay the Purchaser such aggregate balance (if positive) or the Purchaser will pay the Seller such aggregate balance (if negative), with respect to all U.S. Hired Employees who become covered under the Purchaser’s FSA and DCA Plans for such plan year.

2.10 Certain Foreign National Employees. The parties recognize that certain of the U.S. Hired Employees are in lawful nonimmigrant visa status or have applications for lawful

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permanent residence pending with the relevant governmental authorities (the “Affected Foreign National Employees”), each of whom is listed, together with visa status and expatriation date, on Schedule L (which shall be provided by the Seller to the Purchaser within ten (10) days after the Effective Date and updated from time to time thereafter). The parties further recognize that new or amended petitions with respect to such Affected Foreign National Employees may be required in certain of these cases, unless the Purchaser (or the Purchaser’s Affiliates, as the case may be), are deemed the “successor-in-interest” to the Seller (as such term is used in pronouncements by the U.S. Citizenship and Immigration Service (“USCIS”)) with respect to such Affected Foreign National Employees. Accordingly, the Purchaser hereby expressly agrees to assume (but only to the extent permitted by applicable Law), and the Seller hereby assigns, in each case effective as of the Purchaser Employment Date or at such later date in conformance with applicable Law, all of the immigration-related liabilities of the Affected Foreign National Employees (including, without limitation, any obligations, liabilities and undertakings arising from or under attestations made in each certified and still effective Labor Condition Application filed by the Seller with respect to any such Affected Foreign National Employees). The parties each agree to take such actions as may reasonably be requested before, at and following the Purchaser Employment Date to cooperate with one another in the satisfaction of these obligations, including (without limitation) with respect to collaborating to accurately and timely document to the USCIS or such other governmental agency, as the case may be, as may be necessary, the “successor-in-interest” relationship with respect to any Affected Foreign National Employees.

2.11 Seller U.S. Plans. The Seller and its Affiliates shall retain the sponsorship of and be solely responsible for all Liabilities relating to or at any time arising under or in connection with the Seller U.S. Plans and any other U.S. Employee Benefit Plans, including any plans, programs, agreements, contracts, policies or arrangements that provide defined benefit pension benefits or post-termination or retiree health or welfare benefits to any Person, which are, or were at any time, maintained, sponsored, contributed to or required to be contributed to by the Seller or any of its Affiliates (but excluding any Acquired Company Plans) or with respect to which the Seller or any of its Affiliates at any time had any Liability (but excluding any Acquired Company Plans). Seller shall cause the U.S. Hired Employees to become fully vested in their accrued benefits under each Seller U.S. Plan that provides defined benefit pension or cash balance pension benefits. Seller shall retain and be solely liable for the provision of or any claim for retiree health and/or other welfare benefits to U.S. Employees who retire on or prior to the Closing, or who are eligible to retire on or prior to the Closing, and their covered dependents under the Employee Benefit Plans of Seller or any of its Affiliates.

ARTICLE 3

NON-U.S. TRANSFERRED EMPLOYEE MATTERS

3.1 Non-U.S. Transferred Employees.

(a) Effective as of the Purchaser Employment Date, the Purchaser agrees to employ, or cause its applicable Affiliates to employ, the Non-U.S. Employees (other than any employee of an Acquired Company) who accept offers of employment from the Purchaser or any of its Affiliates or who otherwise become employees of the Purchaser or any of its Affiliates by operation of Law. The transfer of employment shall be carried out in compliance with applicable transfer Laws and regulations, including, without limitation, the European Union Acquired

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Rights Directive (as amended and as implemented from country to country from time to time) (such transfer Laws and regulations, collectively, the “Transfer Laws”). Where the Transfer Laws are not applicable, the Purchaser agrees that the employment of each Non-U.S. Employee (other than any employee of an Acquired Company) shall be transferred to the Purchaser or its Affiliate by substitution of employer, three-party contract, assignment, subjective novation, or as may otherwise reasonably be required or permitted to obtain the consent of the Non-U.S. Employee to the transfer and without triggering the obligation to pay severance or other termination liabilities. Where an offer of employment is required or permitted to be made, the Purchaser agrees to make, or to cause its Affiliates to make, such offer either concurrent with the notice of termination from Seller or its applicable Affiliate or, if no notice of termination will be given, at least thirty (30) days prior to the anticipated Purchaser Employment Date. Such offer will comply with the other sections of this Article 3 (including, but not limited to, Sections 3.2 and 3.3). The parties agree to fully and timely cooperate in the transition activities and also to comply (and cause their applicable Affiliates to comply) with the Transfer Laws. For the avoidance of doubt, any Non-U.S. Employee of an Acquired Company will remain employees of such Acquired Company as of the Purchaser Employment Date.

(b) In the event that, after a Purchaser Employment Date, a Non-U.S. Employee (other than an employee of an Acquired Company) employed in a jurisdiction whose Laws include the Transfer Laws is found not to have transferred to the Purchaser or any of its Affiliates, the Purchaser, in consultation with the Seller, shall as soon as practicable, but in any event within five (5) days that are business days in the relevant jurisdiction of being so requested by the Seller, make to each such Non-U.S. Employee an offer in writing meeting the requirements of Section 3.1(a) to employ him or her under a new contract of employment to take effect immediately. As of acceptance of the offer made pursuant to this Section 3.1(b), the Seller or its applicable Affiliate shall terminate the employment of the Non-U.S. Employee concerned.

(c) If after a Purchaser Employment Date, any employee of the Seller or any of its Affiliates other than a U.S. Employee or a Non-U.S. Employee is found to have transferred to the Purchaser or any of its Affiliates pursuant to the Transfer Laws, (i) the Seller, in consultation with the Purchaser, shall as soon as practicable, but in any event within five (5) days that are business days in the relevant jurisdiction of being so requested by the Purchaser, make to each such person an offer in writing to employ him or her under a new contract of employment to take effect immediately and (ii) the Seller’s offer will be for terms and conditions of employment that are substantially comparable to the corresponding provisions of the employee’s contract of employment as existing immediately prior to the Purchaser Employment Date. As of acceptance of the offer made pursuant to this Section 3.1(c), the Purchaser or any of its Affiliates, as applicable, shall terminate the employment of the person concerned.

(d) Notwithstanding the foregoing, and except as may be otherwise agreed to in writing between the parties or prohibited by applicable Law, neither party nor any of their Affiliates will employ (or engage as an independent contractor or consultant) for a period of one year following the Initial Closing Date (i) any Non-U.S. Employee whose employment relationship with the Seller or applicable Affiliate of the Seller terminates following any refusal by such Non-U.S. Employee to accept employment with, or transfer of his or her employment to, the Purchaser or its Affiliates as of the Purchaser Employment Date pursuant to this Section 3.1,

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or (ii) any person who would have been a Non-U.S. Employee had his or her employment with an Affiliate of the Seller (including an Acquired Company) not terminated between the Effective Date and the Purchaser Employment Date.

(e) The Seller and its Affiliates shall not, without the advance written consent of the Purchaser, (i) during the period commencing on the Purchaser Employment Date and ending on the first anniversary thereof, either directly or indirectly solicit for employment or hire any Non-U.S. Employee, (ii) during the period commencing on the Effective Date and ending on the Closing Date with respect to the country in which such Non-U.S. Employee is located, either directly or indirectly solicit any Non-U.S. Employee for continued or alternative employment with the Seller or any of its Affiliates following such Closing Date, or (iii) during the period commencing on the Effective Date and ending on the first anniversary of the Initial Closing Date, either directly or indirectly solicit for employment or hire any of the Purchaser’s employees with whom the Seller and its Representatives had direct contact with or was made aware of in connection with the negotiation of the Contemplated Transactions, unless the employment of such Non-U.S. Employee or other employee is involuntarily terminated by the Purchaser or one of its Affiliates without Cause prior to such action by the Seller or any of its Affiliate; provided, however, that nothing in this Section 3.1(e) shall prevent the Seller or any of its Affiliates from (i) hiring any such employee who responds to an advertisement or general solicitation (including through recruiting firms or similar engagements) that is not specifically targeted at such employee or (ii) making any such general solicitation.

(f) During the period commencing on the Effective Date and ending on the first anniversary of the Initial Closing Date, the Purchaser and its Affiliates shall not, without the advance written consent of the Seller, either directly or indirectly solicit for employment or hire any employee of Seller or any of its Affiliates with whom the Purchaser or its Representatives and Affiliates had direct contact with or was made aware of in connection with the negotiation of the Contemplated Transactions (other than a Non-U.S. Employee), unless the employment of such employee is involuntarily terminated by the Seller or one of its Affiliates without Cause prior to such action by the Purchaser or its Affiliate; provided, however, that nothing in this Section 3.1(f) shall prevent the Purchaser or its Affiliates from (i) hiring any such employee who responds to an advertisement or general solicitation (including through recruiting firms or similar engagements) that is not specifically targeted at such employee or (ii) making any such general solicitation.

(g) If any Eligible Inactive Employee (other than any employee of an Acquired Company) on a non-U.S. payroll becomes eligible to return to active work status within 180 days after the Closing Date with respect to the country in which the Eligible Inactive Employee is employed (the “Leave Calculation Date”) (or such later date to the extent required by applicable Law) and at a time when he or she would be entitled to reemployment under either applicable Law or the Seller’s policies and procedures in existence immediately prior to the Leave Calculation Date as disclosed on Schedule F, the Purchaser or its applicable Affiliate will extend an offer of employment as described in Section 3.1(a) hereof to such person within three (3) business days that are business days in the relevant jurisdiction after the Purchaser first being notified in writing by the Eligible Inactive Employee, or the Seller on his/her behalf, of such person becoming eligible to work, and any such person who accepts such an offer will be treated as a Non-U.S. Transferred Employee as of his or her date of hire by the Purchaser or its

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applicable Affiliate (which date of hire will be specified in the written offer from the Purchaser or its applicable Affiliate to the Eligible Inactive Employee). An Eligible Inactive Employee who is offered employment by the Purchaser or its applicable Affiliate under this Section 3.1(g) will be entitled to a position that is substantially comparable to the position held by such Non-U.S. Employee immediately prior to the Effective Date (but taking into account any material changes to such position or its job duties made in the Ordinary Course prior to the Leave Calculation Date) or with such different job duties as required by applicable Law, unless neither applicable Law, nor the Seller’s policies and procedures disclosed on Schedule F, respectively, would require or have entitled the Eligible Inactive Employee to a substantially comparable (or any different) position upon return from leave (taking into account such factors as job duties, compensation, and title).

(h) If any Non-U.S. Transferred Employees are transferred to any U.S. Affiliate of the Purchaser, then that Affiliate will be bound by (and the Purchaser will cause that Affiliate to honor) all of the provisions of this Agreement that would have applied to the Purchaser or the transferor Affiliate of the Purchaser with respect to that Non-U.S. Transferred Employee.

3.2 Non-U.S. Employee Benefits.

(a) The Purchaser or any of its Affiliates agrees that it will provide, or will cause its applicable Affiliate to provide (including by causing any Acquired Company to provide, as appropriate), each Non-U.S. Transferred Employee with such terms and conditions of employment as may be necessary to avoid the payment of severance as set forth in Section 3.1 or as may be required by the Transfer Laws, to the extent applicable. In addition, the Purchaser agrees that it will provide, or will cause its applicable Affiliate to provide (including by causing any Acquired Company to provide, as appropriate), each Non-U.S. Transferred Employee (i) for the Continuation Period, compensation at a base wage or salary rate (including the impact of any Ordinary Course promotion approved by the Seller or its applicable Affiliate and disclosed to the Purchaser prior to the Purchaser Employment Date), and any applicable variable pay rate (e.g., shift differential pay), which will not be less than the base wage or base salary rate provided to the Non-U.S. Transferred Employee by the Seller or its applicable Affiliate (including an Acquired Company) immediately prior to the applicable Purchaser Employment Date (the “Seller Non-U.S. Compensation Level”); (ii) during the period beginning on the applicable Purchaser Employment Date and ending the last day of the 2015 calendar year (or, if longer, the Continuation Period), with target annual and long-term incentive opportunities or other additional compensation opportunities substantially comparable in the aggregate to the target annual and long-term incentive opportunities or other compensation opportunities (other than any Statutory Bonus Payments) for which the Non-U.S. Transferred Employee was eligible immediately prior to the applicable Purchaser Employment Date; (iii) during the period beginning on the applicable Purchaser Employment Date and ending on the last day of the month in 2015 when the Purchaser grants annual equity awards to participants in the Zebra Technologies Corporation 2011 Long-Term Incentive Plan (or such other Employee Benefit Plan maintained by the Purchaser or its Affiliates under which equity awards may be granted), with equity awards or cash compensation (or a combination thereof) that are of equivalent value to the unvested equity compensation grant(s) held by the Non-U.S. Transferred Employee immediately prior to the applicable Purchaser Employment Date; and (iv) during the Continuation Period,

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with the employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding for this purpose any defined benefit pension, nonqualified deferred compensation, retiree welfare, severance, vacation or paid time off, and equity-based plans or benefits) provided under the Seller Non-U.S. Plans that are set forth in Schedule F hereto. The Purchaser will establish or maintain, or will cause its Affiliates to establish or maintain, the Purchaser Non-U.S. Plans and such other Employee Benefit Plans outside of the United States as may be required to comply with applicable Law, Section 3.1 and this Section 3.2, and, as of each Purchaser Employment Date, will cause the Acquired Companies, as appropriate, to maintain such Acquired Companies’ Employee Benefit Plans for the benefit of employees of such Acquired Company. The Purchaser agrees to provide to the Seller, upon the Seller’s reasonable request prior to the Purchaser Employment Date, information about the terms of the offers being made by the Purchaser and its Affiliates and the Employee Benefit Plans and similar programs of the Purchaser and its Affiliates as may be necessary for the Seller to determine the Purchaser’s compliance with the terms of this Section 3.2(a). Nothing in this Section 3.2 shall require the Purchaser or its Affiliates to continue any specific employee benefit plan, program, arrangement or policy (including any Acquired Company Plans) during the Continuation Period or for any period thereafter.

(b) If any Non-U.S. Transferred Employee is terminated by the Purchaser or its applicable Affiliate or an Acquired Company (other than for Cause) during the Continuation Period, the Purchaser will provide, or will cause its applicable Affiliate (including the Acquired Companies) to provide, such employee with whichever of the following would provide him or her with the greatest level of severance allowances and benefits, in each case crediting such employee for his or her service with the Seller and its Affiliates (including the Acquired Companies) prior to the Purchaser Employment Date in accordance with Section 3.3 hereof: (i) for any Non-U.S. Transferred Employee who would have been eligible immediately prior to his or her Purchaser Employment Date under a severance plan or policy identified on Schedule F, the severance allowances and benefits that would have been provided under such plan or policy to an employee with the Non-U.S. Transferred Employee’s years of service as of the date of his or her termination from the Purchaser or its applicable Affiliate; (ii) for any Non-U.S. Transferred Employee who would have been eligible under the Executive Severance Plan as in effect on the Effective Date, the severance allowances and benefits that would have been provided under the Executive Severance Plan to an employee with the Non-U.S. Transferred Employee’s years of service as of the date of his or her termination from the Purchaser or its applicable Affiliate; (iii) the allowances and benefits as may be available under the severance benefit plan or program of the Purchaser or its applicable Affiliate; or (iv) the allowances and benefits required by applicable Law. For purposes of this Agreement, a transfer to be effective within one year after the Purchaser Employment Date of a Non-U.S. Transferred Employee’s primary workplace to a location more than fifty (50) miles from the Non-U.S. Transferred Employee’s prior primary workplace (A) if accepted, will entitle the Non-U.S. Transferred Employee to relocation benefits from the Purchaser or its applicable Affiliate commensurate with the relocation benefits available under the relocation policy of the Purchaser or any of its Affiliates, as applicable, in effect at the time of such relocation or (B) if refused (resulting in the termination of the Non-U.S. Transferred Employee’s employment with the Purchaser or any of its Affiliates), will be treated as a termination of employment other than for Cause and entitle the Non-U.S. Transferred Employee to the severance allowances and benefits provided under this Section 3.2(b).

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(c) Immediately prior to the Purchaser Employment Date, and subject to applicable Law, the Non-U.S. Transferred Employees will cease to participate in any Seller Non-U.S. Plans (other than any Acquired Company Plans).

(d) In those jurisdictions where accrued, but unused vacation, annual leave days, and holidays (collectively, “Paid Leave Days”) are required or permitted by Law to be carried over to the Purchaser or one of its Affiliates as of the Purchaser Employment Date (each, a “Carryover Jurisdiction”), the Purchaser will assume and fulfill, and will cause its Affiliates (including the Acquired Companies) to assume and fulfill, in a timely manner, the accrued obligations relating to the Paid Leave Days, including allowing Non-U.S. Transferred Employees to use and be paid for their accrued but unused Paid Leave Days. The Seller will provide to the Purchaser, within five (5) days after each applicable Purchaser Employment Date, a schedule showing the amount of accrued but unused Paid Leave Days per Non-U.S. Transferred Employee as of the applicable Purchaser Employment Date. In any other jurisdiction, at such time as the Non-U.S. Employees terminate their employment with the Seller or one of its Affiliates, the Seller will pay such Non-U.S. Employees for all obligations relating to Paid Leave Days to the extent required by Law. Thereafter, any Non-U.S. Employees who become Non-U.S. Transferred Employees will be entitled to accrue and use Paid Leave Days only in accordance with the applicable policies and procedures of the Purchaser or its Affiliates (which policies and procedures, for the avoidance of doubt, must satisfy the applicable requirements in Sections 3.1(a) and 3.2(a) above). The Purchaser or its Affiliates (including the Acquired Companies) agree to use Reasonable Efforts to accommodate any vacations to be taken during the Continuation Period that have been previously scheduled by Non-U.S. Transferred Employees. However, the Reasonable Efforts described in the preceding sentence do not include providing paid vacation days beyond any days accrued by such Non-U.S. Transferred Employees.

3.3 Service Credit. Without limiting anything set forth in Sections 3.1 and 3.2 hereof, the Purchaser will provide, or will cause its Affiliates (including the Acquired Companies) to provide, each Non-U.S. Transferred Employee with full credit for service recognized by the Seller and its Affiliates for purposes of eligibility and vesting under Purchaser Non-U.S. Plans as well as for determining level of benefits under any Purchaser paid time off and severance plans or policies. In no event will the Purchaser or any of its Affiliates be required to provide any service credit to any Non-U.S. Transferred Employee to the extent the provision of such credit would result in any duplication of benefits or unusual or unintended increase in benefits that would not have been credited under the comparable Seller Non-U.S. Plan for the same purpose, or to the extent Purchaser Non-U.S. Employees would not be entitled to consideration of their prior service with Purchaser and its Affiliates upon commencing participation in the applicable Purchaser Non-U.S. Plan. To the extent that a Non-U.S. Transferred Employee is paid severance as a result of his or her transfer of employment to the Purchaser or the Purchaser’s Affiliate, and to the extent permitted by applicable Law, the Purchaser will not, and will cause the Purchaser’s Affiliate not to, provide that Non-U.S. Transferred Employee with full credit for service recognized by the Seller or its Affiliates, for purposes of any future severance or severance-like payments.

3.4 Seller Non-U.S. Plans. The Seller and its Affiliates shall retain the sponsorship of and be solely responsible for all Liabilities relating to or at any time arising under or in

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connection with the Seller Non-U.S. Plans and any other non-U.S. Employee Benefit Plans, including any plans, programs, agreements, contracts, policies or arrangements which are, or were at any time, maintained, sponsored, contributed to or required to be contributed to by the Seller or any of its Affiliates or with respect to which the Seller or any of its Affiliates at any time had any Liability; provided, however, that this Section 3.4 shall not apply to any Acquired Company Plans and any Liabilities under a Seller Non-U.S. Plan that are required to transfer to the Purchaser or its Affiliates pursuant to applicable Law.

3.5 Post-Purchaser Employment Date Payments to Employees.

(a) Without limiting anything set forth in Sections 3.1 and 3.2 hereof and except as expressly provided otherwise in this Agreement, the Purchaser and its Affiliates (including the Acquired Companies) will be solely responsible for payments that first become due and owing to Non-U.S. Transferred Employees in the course of their employment with the Purchaser or its Affiliates or as a result of termination by the Purchaser or its Affiliates following the applicable Purchaser Employment Date, even if the calculation of such payments depends in whole or in part on periods of service with the Seller or its Affiliates. Such payments include, without limitation, vacation or severance paid in the event of termination and Statutory Bonus Payments. However, for the avoidance of doubt, this Section 3.5 will not apply to (i) the regular payroll for the period up until the date prior to the Purchaser Employment Date for U.S. Employees and Non-U.S. Employees who are not employed by Acquired Companies immediately prior to the Purchaser Employment Date, which will remain the responsibility of the Seller and its Affiliates, and (ii) Excluded Incentive and Sales Plan Liabilities.

(b) Seller agrees to reimburse (or cause its Affiliates to reimburse) the Purchaser or its applicable Affiliate for any Statutory Bonus Payments paid by the Purchaser or its Affiliates within the twelve (12) months following the Purchaser Employment Date to any Non-U.S. Transferred Employee who is not employed by an Acquired Company immediately prior to the Purchaser Employment Date, except that such reimbursement shall be limited to the prorated portion of such Statutory Bonus Payment that is attributable to the Non-U.S. Transferred Employee’s period of employment with the Seller or its Affiliates. Such reimbursement shall be made by the Seller within thirty (30) days following a request from the Purchaser and receipt of appropriate documentation supporting the request.

3.6 Non-U.S. Transition Activities. The Purchaser agrees that it will take, and will cause its Affiliates to take, all steps necessary to be in a position to employ (which shall include, but not be limited to, establishing the appropriate payroll systems, plans, and insurance arrangements to provide the compensation and benefits described elsewhere herein) Non-U.S. Transferred Employees as of the Purchaser Employment Date in compliance with applicable Law and contractual requirements (the “Transition Activities”). The Purchaser and the Seller agree to use Reasonable Efforts to complete such Transition Activities as soon as practicable after the Effective Date. The Purchaser and the Seller further agree to provide the other in a timely manner, whether before or after any applicable Purchaser Employment Date, with such information and, when appropriate, documentation, as such party may reasonably request about the Transition Activities (including the plans identified in Schedule H), so that both the Seller and the Purchaser may fulfill their legal obligations to employees, comply with its obligations under this Agreement, and confirm compliance with, or readiness to fulfill, their obligations

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under applicable Law. The information and materials described in the preceding sentence include, but are not limited to, the information and materials about the Purchaser’s business plans and proposed terms and conditions of employment, in each case relating to the Non-U.S. Employees in each relevant jurisdiction, as needed by the Seller and/or the Purchaser to fulfill their applicable notice and/or consultation obligations between the Effective Date and the Purchaser Employment Date. The Purchaser and the Seller further agree to provide the other party with final versions of the information and materials described in this Section 3.6, and with such additional information on these same subject matters as may be needed for notice and consultation purposes, within the transition timelines developed or to be developed by the Purchaser and the Seller and in any event sufficiently in advance of the Purchaser Employment Date for the Seller and the Purchaser to comply with their notice and consultation obligations.

3.7 Immigration and Visa Matters. Where legally permissible and unless the parties agree otherwise, the Purchaser will assume, or will cause its applicable Affiliate to assume, in each case effective as of the Purchaser Employment Date, any work permits, visas or other immigration documents relating to any Non-U.S. Transferred Employee (other than employees of an Acquired Company) and will be responsible for the costs relating to the transfer and ongoing support of these documents, including, if necessary, the costs of third-party attorneys or consultants. The Seller will assign to the Purchaser or an Affiliate of the Purchaser, and will cause its applicable Affiliate to assign to the Purchaser or an Affiliate of the Purchaser, in each case effective as of the Purchaser Employment Date, such work permits, visas or other immigration documents and, where permitted by Law, all immigration-related liabilities. Seller will make, and will cause its Affiliates to make, all commercially reasonable efforts to cooperate with and assist the Purchaser or its applicable Affiliates in the satisfaction of all of the Purchaser’s obligations under this Section 3.7.

3.8 German Pension. Purchaser or its Affiliates are assuming certain Liabilities relating to German defined benefit pension and savings plans of Seller and its Affiliates (the “German DB Plans”) pursuant to Section 1.2(b)(xiii) of this Agreement. Purchaser and its Affiliates have agreed to assume these Liabilities based on Seller’s representation that only 16 Non-U.S. Employees in Germany participate in the German DB Plans. If as of the Closing Date in Germany, there are more than 16 Non-U.S. Employees who participate in the German DB Plans and who become Transferred Employees of Purchaser or its Affiliates (each an “Additional DB Participant”), then Seller or its Affiliates will pay to Purchaser or its Affiliates the amount of €134,000 for each such Additional DB Participant. The payment described in the preceding sentence shall be made by Seller or its Affiliates to Purchaser or its Affiliates within thirty (30) days of the Closing Date in Germany.

3.9 Guaranty. The Purchaser will fulfill, and will cause the applicable Affiliates of the Purchaser to fulfill, the terms of this Agreement that are binding on the Purchaser and any of its Affiliates, and the Purchaser hereby guarantees to the Seller and its Affiliates such performance. The Seller will fulfill, and will cause the applicable Affiliates of the Seller to fulfill, the terms of this Agreement that are binding on such Seller and any of its Affiliates, and the Seller hereby guarantees to the Purchaser and its Affiliates such performance.

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ARTICLE 4

GLOBAL EQUITY AND

SELLER INCENTIVE AND SALES PLANS

4.1 Seller Incentive and Sales Plans. Notwithstanding any service or employment at the time of payment requirements under the Seller Incentive and Sales Plans and at such times as the applicable plans otherwise would provide, the Seller or any of its Affiliates shall pay to Transferred Employees (or, in the case of Acquired Companies, deliver cash to Purchaser for it to pay to Transferred Employees on the Seller’s behalf) any incentive earned by such Transferred Employees under the Seller Incentive and Sales Plans in an amount, prior to any required tax withholdings, that reflects (a) the entire performance period for any Seller Incentive and Sales Plan, if such performance period ended on or prior to applicable Purchaser Employment Date, or (b) the portion of the performance period that ends on the applicable Purchaser Employment Date. For any performance period under the Seller Incentive and Sales Plans that ends after the applicable Purchaser Employment Date, the Purchaser agrees to provide Transferred Employees who remain employed by the Purchaser or any of its Affiliates (including the Acquired Companies) as of the last day of the relevant performance period the opportunity to earn an amount (prior to any required tax withholdings) that is equal to the target amount the Transferred Employees could have earned under the Seller Incentive and Sales Plan for such performance period, which target amount shall be prorated to reflect the period between the applicable Purchaser Employment Date and the last day of the applicable performance period. Upon request from the Purchaser at any time prior to or during the Continuation Period or to the extent necessary thereafter, the Seller shall provide the information and/or documentation with respect to the targets, performance, or other metrics or objectives as may be needed for the Purchaser, in its discretion, to provide such incentive opportunities to Transferred Employees.

4.2 Equity-Based Incentives. The rights of any In-Scope Employee and any Transferred Employee’s continued participation in, if any, the Motorola Solutions Amended and Restated Employee Stock Purchase Plan of 1999, and/or any other Seller U.S. Plan or Seller Non-U.S. Plan providing equity-based incentives and any awards granted thereunder, whether vested or unvested (collectively, the “Equity Awards”) will be determined pursuant to the terms of the applicable Seller U.S. Plan, Seller Non-U.S. Plan and Equity Award agreement. For the avoidance of doubt, and notwithstanding the requirements set forth in Section 2.2 and 3.2(a), the Purchaser will not be under any obligation to replicate any Equity Award or applicable Seller U.S. Plan or Seller Non-U.S. Plan. For the purpose of the Purchaser satisfying its obligations under Section 2.2(c) and Section 3.2(a)(iii), within ten (10) days following the Effective Date, the Seller shall provide to the Purchaser a schedule of all outstanding Equity Awards for In-Scope Employees as of the Effective Date, which will include the following per employee: (a) the terms of the employee’s Equity Awards (including vesting schedules, vesting conditions, grant dates and exercise prices) and (b) an estimate of the dollar value of each Equity Award that will be forfeited as a result of the Contemplated Transactions. Such schedule shall be updated within thirty (30) days following the Initial Closing Date to reflect the forfeited value of each Equity Award as of the Initial Closing Date. The terms and conditions of any equity awards granted under the Purchaser U.S. Plans or Purchaser Non-U.S. Plans (or any other Employee Benefit Plan established or maintained by the Purchaser or its Affiliates at any time following the Initial Closing Date), including such equity awards that may be granted to Transferred

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Employees as part of the Purchaser satisfying its obligations under Section 2.2(c) and Section 3.2(a)(iii), shall be determined by the Purchaser in its sole discretion. In addition to the schedules contemplated by this Section 4.2 and upon request from the Purchaser at any time prior to or during the Continuation Period or to the extent necessary thereafter, the Seller shall provide the information and/or documentation as may be needed for the Purchaser, in its discretion, to satisfy its obligations under Section 2.2(c) and Section 3.2(a)(iii).

ARTICLE 5

OTHER EMPLOYMENT MATTERS

5.1 Notification of Organizing Activity. The Purchaser agrees to provide the Seller, to the extent permitted by applicable Law and known by the Purchaser or any of its Affiliates, with prompt notice of and material information about any effort by any union or other labor organization to organize some or all Transferred Employees, or Purchaser U.S. Employees and Purchaser Non-U.S. Employees in each case at any facility or property shared by the Purchaser or one of its Affiliates and the Seller or one of its Affiliates. Such Purchaser obligation shall end on the date the Purchaser and the Seller no longer share the facility or property. The Seller agrees to provide the Purchaser, to the extent permitted by applicable Law and known by the Seller or any of its Affiliates, with prompt notice of and material information about any effort by any union or other labor organization, after the Effective Date, (a) to organize any of the In-Scope Employees, or (b) to organize any employees of the Seller or any of its Affiliates at any facility or property shared by the Purchaser or one of its affiliates and the Seller or one of its Affiliates. Such Seller obligation shall end on the later of the applicable Closing Date encompassing the facility where organization is occurring, or the date the Purchaser and the Seller no longer share the facility or property.

5.2 Contractors. As soon as possible following the Effective Date, and in any event within thirty (30) days thereafter, the Seller shall provide the Purchaser with all contracts relating to the services provided by Contractors (excluding, for the avoidance of doubt, any contracts with Acquired Companies for non-employees providing services to an Acquired Company) and that are disclosed on Schedule K; provided, however, that if applicable Law or contract terms would not permit such disclosure, the Seller shall disclose such portions of the contracts as permissible and, to the extent applicable, seek the consent of the Contractor or the Contractor’s employer for the disclosure of the remaining portions. As soon as possible after receiving the above-referenced contracts, and in any event within sixty (60) days after the Effective Date, the parties will jointly review the Contractor engagements and the Purchaser shall decide which engagements it wants the Seller or its applicable Affiliate to transition to the Purchaser or its applicable Affiliate in the manner described below (the “Transitioned Contractors”). As of the Purchaser Employment Date in each country and where legally permissible, the Seller or its applicable Affiliate will assign to the Purchaser or its applicable Affiliate the engagements of each Transitioned Contractor, and the Purchaser or its applicable Affiliate will accept such assignment. Where not legally permissible to assign a Transitioned Contractor’s engagement, the Seller or its applicable Affiliate will terminate the engagement of such Transitioned Contractor as of the Purchaser Employment Date in each country or as soon as practicable thereafter taking into consideration any applicable notice periods, and immediately thereafter the Purchaser or its applicable Affiliate will offer to engage the Transitioned Contractor on terms that are substantially similar to the terms of the Transitioned Contractor’s engagement with

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Seller or its applicable Affiliate. With respect to those Contractor engagements which the Purchaser decides it does not want the Seller or its applicable Affiliate to transition, the Seller agrees that it will, or will cause its applicable Affiliate, to terminate such engagements with effect on the Purchaser Employment Dates for the countries where the Contractors are engaged or as soon as practicable thereafter taking into consideration any applicable notice periods. Notwithstanding anything else in this Section 5.2, the Seller and its Affiliates will not be under any obligation to terminate, or to take steps to terminate, any Contractor engagements prior to the applicable Closing Date to the extent the Seller reasonably believes such engagements are necessary to the operations of the Business. All Contractors engaged by an Acquired Company will remain engaged by such Acquired Company following the applicable Closing Date.

5.3 Expatriates. To the maximum extent permitted by applicable Law, the Purchaser will assume and honor, or will cause its applicable Affiliate to assume and honor, any agreements, obligations and liabilities relating to any Transferred Employee who is an expatriate in accordance with the terms thereof (including, without limitation, any terms relating to the amendment or termination thereof), provided that such agreements and all material obligations and liabilities are disclosed to the Purchaser prior to the Effective Date. Among the agreements, obligations and liabilities to be assumed are any relating to repatriation, relocation, equalization of taxes, or living standards in the host country. For purposes of this Section 5.3, the term “expatriate” will refer to any employee who was hired in one country by the Seller or one of its Affiliates (including an Acquired Company), designated as an expatriate, and sent to work in another country on a temporary basis.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth specifically on the disclosure schedules, dated as of the date of this Agreement and delivered by the Seller to the Purchaser (collectively, the “Seller EMA Disclosure Schedule”) (it being agreed that an item included on a particular schedule referenced in any section or subsection of this Article 6, or on a particular schedule of the Acquisition Agreement, is deemed to relate to each other section or subsection of this Article 6 to which the applicability of such disclosure is reasonably apparent on the face of such disclosure), the Seller represents and warrants to the Purchaser as follows:

6.1 U.S. Labor Matters.

(a) As of the Effective Date, (i) neither the Seller nor any of its Affiliates is a party to any collective bargaining agreement or other labor union contract applicable to any U.S. Employees, (ii) there are no strikes, slowdowns, work stoppages, lockouts or other material labor disputes by or with respect to any U.S. Employees, and no such disputes have occurred since January 1, 2012 (the “Look-Back Date”), and (iii) to the Seller’s Knowledge, there are no activities or proceedings of any labor union to organize any U.S. Employees and no such activities or proceedings have occurred since the Look-Back Date.

(b) As of the Effective Date, the Seller and each of its Affiliates are, and since the Look-Back Date have been, in compliance with all Laws applicable to the employment or termination of employment of the U.S. Employees, including, without limitation, Laws relating

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to labor relations, equal employment opportunities, fair employment practices, immigration, prohibited discrimination or distinction or other similar employment activities, except for such failures to be in compliance that would not, individually or in the aggregate, have a Material Adverse Effect on the Business. Each Contractor is and has been properly classified as an independent contractor under all applicable Laws, including with respect to wages and hours and Tax, except for such failures to properly classify that would not, individually or in the aggregate, have a Material Adverse Effect on the Business.

(c) There are no judicial, administrative, arbitral or similar proceedings pending or, to the Seller’s Knowledge, threatened, between the Seller or one of its Affiliates and any U.S. Employee (or employee representative) that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Business.

6.2 Seller U.S. Plans.

(a) Schedule E hereto lists the Seller U.S. Plans. With respect to each of the Seller U.S. Plans and each of the Acquired Company Plans, true and complete copies of (i) all plan documents (including all amendments and modifications thereof) or, if none, a summary thereof, (ii) all related trust agreements, insurance contracts and other funding arrangements, (iii) the current summary plan descriptions and all summaries of material modifications thereto as applicable, or comparable descriptions with respect to any Seller U.S. Plans not subject to ERISA, and (iv) the most recent Internal Revenue Service determination letter issued with respect to each Seller U.S. Plan intended to be qualified under Section 401(a) of the Code, have been delivered or made available to the Purchaser as of the Effective Date, and will be updated by the Seller as of the Purchaser Employment Date.

(b) As of the Effective Date, each Seller U.S. Plan and Acquired Company Plan is being maintained, funded, operated and administered in material compliance with its terms and the applicable provisions of ERISA, the Code, or other applicable Law. The Seller has received a favorable determination letter from the Internal Revenue Service with respect to each Seller U.S. Plan which is intended to meet the qualification requirements of Section 401(a) of the Code, and such plan has not been amended since the date of its most recent determination letter (nor has it failed to be timely amended or filed with the Internal Revenue Service) in any respect which could reasonably be expected to jeopardize the continuing validity of that determination letter, except for any amendment or failure to amend for which the applicable remedial amendment period has not ended.

(c) The Seller and its Controlled Group Members have complied and are in compliance in all material respects with the continuation coverage requirements of Section 4980B of the Code and Section 601-608 of ERISA (“COBRA”). None of the Seller or any of its Controlled Group Members has any Liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “defined benefit plan” (as defined in Section 3(35) of ERISA) that could become a Liability of the Purchaser, any of the Purchaser’s Affiliates, or any of the Acquired Companies. None of the Acquired Companies, the Purchaser, or any of their Affiliates has or will have any Liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “defined benefit plan” (as defined in Section 3(35) of ERISA),

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or as a result of at any time being treated as a single employer with any of Seller, its Affiliates or their Controlled Group Members under Section 414 of the Code.

6.3 Non-U.S. Labor Matters.

(a) Except to the extent that the Seller or any Affiliate of the Seller is required to consult, inform, meet with or gain the approval of representatives of employees elected in conjunction with a transfer of undertaking or a worker council or similar organization and except to the further extent that the Seller or any Affiliate of the Seller is a party to regional or industry collective bargaining agreements, as of the Effective Date neither the Seller nor any Affiliate of the Seller is a party to any collective bargaining agreement or other labor union contract applicable to Non-U.S. Employees. As of the Effective Date, (i) there are no strikes, slowdowns, work stoppages, lockouts or other material labor disputes by or with respect to any Non-U.S. Employees, and no such disputes have occurred since the Look-Back Date; and (ii) to the Seller’s Knowledge, there are no activities or proceedings of any labor union to organize any Non-U.S. Employees and no such activities or proceedings have occurred since the Look-Back Date.

(b) As of the Effective Date, the Seller and each of its Affiliates are in compliance with all Laws applicable to the employment or termination of employment of the Non-U.S. Employees, including, without limitation, Laws relating to labor relations, equal employment opportunities, fair employment practices, immigration, prohibited discrimination or distinction or other similar employment activities, except for such failures to be in compliance that would not, individually or in the aggregate, have a Material Adverse Effect on the Business. Each Contractor is and has been properly classified as an independent contractor under all applicable Laws, including related to wages and hours and Tax, except for such failures to properly classify that would not, individually or in the aggregate, have a Material Adverse Effect on the Business.

(c) There are no judicial, administrative, arbitral or similar proceedings pending or, to the Seller’s Knowledge, threatened, between the Seller or any of its Affiliates and any Non-U.S. Employee (or employee representative) that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Business.

6.4 Seller Non-U.S. Plans.

(a) Schedule F hereto lists the Seller Non-U.S. Plans. With respect to each of the Acquired Company Plans, true and complete copies of (i) the current plan and trust documents (and all amendments and modifications thereto), or if none, a summary thereof, (ii) all related trust agreements, insurance contracts and other funding arrangements, (iii) current summary plan descriptions and all summary material modifications thereto distributed to participants will be made available to the Purchaser within thirty (30) days after the Effective Date, and will be updated by the Seller as of the Purchaser Employment Date. Similar documents and information relating to Seller Non-U.S. Plans will be made available following the Effective Date within a reasonable time period following a request by the Purchaser to the extent such information is needed for purposes of the transition activities contemplated by this Agreement (subject to any confidentiality obligations that may apply to such documents).

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(b) As of the Effective Date, each Seller Non-U.S. Plan and Acquired Company Plan is being maintained, funded, operated and administered in material compliance with its terms and the provisions of applicable Law.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that the statements set forth in this Article 7 are true and correct as of the date of this Agreement and as of the Closing Date:

7.1 U.S. Labor Matters. Neither the Purchaser nor any Affiliate of the Purchaser is a party to any collective bargaining agreement, side letter, or other arrangement with any local, national, or international union that would (a) require it to recognize any union as the collective bargaining representative of any U.S. Hired Employee without an election having been conducted by the National Labor Relations Board (“NLRB”), (b) require any U.S. Hired Employees to be included in or made a part of any existing collective bargaining unit or become subject to any collective bargaining agreement, or (c) require the Purchaser to maintain neutrality during any attempt to organize or represent any U.S. Hired Employees. The Purchaser is not a party to any collective bargaining agreement or other labor union contract applicable to any Purchaser U.S. Employees. As of the Effective Date, there are no strikes, slowdowns, work stoppages or lockouts by or with respect to any of the Purchaser U.S. Employees. As of the Effective Date and to the knowledge of the Purchaser, there are no activities or proceedings of any labor union to organize any Purchaser U.S. Employees.

7.2 Non-U.S. Labor Matters. Neither the Purchaser nor any Affiliate of the Purchaser is a party to any collective bargaining agreement, side letter or other arrangement with any local, national, or international union that would (a) require it to recognize any union as the collective bargaining representative of any Non-U.S. Transferred Employees, (b) require any Non-U.S. Transferred Employees to be included in or made a part of any existing collective bargaining unit or become subject to any collective bargaining agreement or (c) require the Purchaser or any Affiliate of the Purchaser to maintain neutrality during any attempt to organize or represent Non-U.S. Transferred Employees. Except to the extent that the Purchaser or any Affiliate of the Purchaser is required to consult, inform, meet with or gain the approval of representatives of employees elected in conjunction with a transfer of undertaking or a worker council or similar organization and except to the further extent that the Purchaser or any Affiliate of the Purchaser is a party to regional or industry collective bargaining agreements, neither the Purchaser nor any Affiliate of the Purchaser is a party to any collective bargaining agreement or other labor union contract applicable to the Purchaser Non-U.S. Employees. As of the Effective Date, there are no strikes, slowdowns, work stoppages or lockouts by or with respect to any Purchaser Non-U.S. Employees. As of the Effective Date and to the Purchaser’s knowledge, there are no activities or proceedings of any labor union to organize any Purchaser Non-U.S. Employees.

7.3 Purchaser U.S. Plans.

(a) Schedule G hereto lists the Purchaser U.S. Plans.

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(b) As of the Effective Date, each Purchaser U.S. Plan is being maintained, operated and administered in material compliance with its terms and the applicable provisions of ERISA, the Code, or other applicable Law. Purchaser agrees to provide Seller with further information and documents about the Purchaser U.S. Plans at Seller’s reasonable request to the extent such information and documents may be needed in connection with the transition activities contemplated by this Agreement or to confirm Purchaser’s compliance with the terms of Section 2.

7.4 Purchaser Non-U.S. Plans.

(a) Schedule H hereto lists the Purchaser Non-U.S. Plans.

(b) As of the Effective Date, each Purchaser Non-U.S. Plan is being maintained, operated and administered in material compliance with its terms and the provisions of applicable Law. Purchaser agrees to provide Seller with further information and documents about the Purchaser Non-U.S. Plans at Seller’s reasonable request to the extent such information and documents may be needed in connection with the transition activities contemplated by this Agreement or to confirm Purchaser’s compliance with the terms of Section 3.

ARTICLE 8

TERMINATION

8.1 Termination of Agreement. This Agreement will terminate automatically and without need for further action by either party in the event that the Acquisition Agreement is terminated in accordance with its respective terms.

8.2 Effect of Termination. Upon termination of this Agreement pursuant to this Article 8, this Agreement and the rights and obligations of the parties under this Agreement automatically end without any Liability against any party or any of its Affiliates, except that the provisions in Article 9 shall survive any termination of this Agreement and nothing in this Section 8.2 relieves any party from Liability for the breach of any provisions of this Agreement prior to termination or from any of the obligations in or Liability under the Acquisition Agreement to the extent provided therein.

ARTICLE 9

MISCELLANEOUS

9.1 Governing Law. The laws of the State of Delaware (without reference to its principles of conflicts of law) shall govern the construction, interpretation and other matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in contract, tort, equity or otherwise).

9.2 Binding Effect and Assignment. The provisions relating to “Binding Effect” and “Assignment” in Sections 11.2(a) and (b) of the Acquisition Agreement also will apply to this Agreement.

9.3 Severability. If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms and provisions of this Agreement remain in

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full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.4 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission which includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

9.5 Amendment. The parties may amend this Agreement only by a written agreement signed by the parties and that identifies itself as an amendment to this Agreement.

9.6 Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party against whom enforcement of the waiver is sought. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

9.7 Notices. Any notice required or permitted under this Agreement will be given pursuant to the terms of Section 11.9 of the Acquisition Agreement.

9.8 Construction of Agreement. The rules of construction described in Section 11.10 of the Acquisition Agreement also shall be applicable to this Agreement.

9.9 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, another party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 9.9.

9.10 Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, shall: (a) confer third-party beneficiary rights upon any Transferred Employee or any other Person; (b) be construed as giving to any Transferred Employee or other Person any legal or equitable right against the Seller or the Purchaser or their Affiliates; (c) constitute a contract of

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employment or give any Transferred Employee a right to be retained in the employ of either the Seller or the Purchaser or any of their Affiliates or a right to any particular terms or conditions of such employment, unless the Transferred Employee would otherwise have that right under applicable Law; (d) be interpreted to prevent or restrict the Purchaser or any of its Affiliates from modifying or terminating the employment or terms of employment of any Transferred Employee, including the amendment or termination of any benefit or compensation plan, program, policy, agreement or arrangement, after any applicable Closing Date; (e) limit the ability of the Purchaser or any of its Affiliates (including, following any applicable Closing Date, the Acquired Companies) to terminate the employment of any employee (including any Transferred Employee) or the engagement of any Contractor at any time and for any or no reason; or (f) be treated as an amendment or other modification of any Employee Benefit Plan or other compensation or benefit plan, program, policy, agreement or arrangement.

9.11 Employment Records. Subject to the requirements of HIPAA, data protection Laws, common law rights of privacy, and other applicable common law or statutory prohibitions: (a) prior to the Purchaser Employment Date, the parties will cooperate with respect to the transfer of employee data relating to the U.S. Employees and Non-U.S. Employees necessary to carry out their obligations set forth in this Agreement; (b) on the Purchaser Employment Date or as soon as practicable thereafter, the Seller will transfer to the Purchaser such employee data relating to the Transferred Employees as required by the Purchaser for the operation of the Business, except that the Seller will not be required to create records that it does not otherwise maintain or, unless it is necessary to do so in order to comply with applicable Law, provide data not customarily used in the Seller’s own operations; and (c) after the Purchaser Employment Date, the parties will provide additional information to each other relating to the Transferred Employees or any person who subsequently becomes a Transferred Employee as required, in the case of the Purchaser, for the operation of the Purchaser’s business, or, in the case of either party, for the resolution of employee claims or compliance with legal obligations. In the case of subsections (b) and (c) above, the party providing the information shall be entitled to reimbursement for any out-of-pocket costs relating to such requests, provided that the party requesting the information has been given the opportunity in advance to approve such costs.

9.12 Employee Communications. The parties agree to cooperate with respect to any employee communications regarding any matters provided for herein. The parties further agree to coordinate in advance any formal meetings or presentations between U.S. Employees or Non-U.S. Employees and the Purchaser representatives and any Purchaser written employee communications to the extent that such formal meetings, presentations or written employee communications are scheduled to occur or to be distributed, as applicable, prior to the Purchaser Employment Date.

9.13 Remedies. The sole and exclusive remedy for (a) any breach of the covenants, (b) any breach of the Seller Representations or the Purchaser Representations, or (c) any Excluded Liabilities or Assumed Liabilities contained herein shall be as set forth in Article 8 of the Acquisition Agreement. The representations and warranties contained herein shall terminate in accordance with the terms of Section 8.4 of the Acquisition Agreement.

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9.14 Remedies Cumulative; Specific Performance. The provisions of Section 11.14 of the Acquisition Agreement concerning “Cumulative Remedies” and “Specific Performance” also shall apply to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth hereof.

“Purchaser”		“Seller”

Zebra Technologies Corporation, a Delaware corporation		Motorola Solutions, Inc., a Delaware corporation

By:	/s/ Anders Gustafsson	By:	/s/ Michael Annes
Name:	Anders Gustafsson	Name:	Michael Annes
Title:	Chief Executive Officer	Title:	Senior Vice President

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TABLE OF SCHEDULES

Schedule	Description
A	U.S. Employees
B	Non-U.S. Employees
C	U.S. Hired Employees
D	Non-U.S. Transferred Employees
E	Seller U.S. Plans
F	Seller Non-U.S. Plans
G	Purchaser U.S. Plans
H	Purchaser Non-U.S. Plans
I	Acquired Company Plans
J	Retention Agreements
K	Contractor Agreements
L	Affected Foreign National Employees

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